UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 26, 2006 (May 24, 2006)
US Dataworks, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-15835	84-1290152

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5301 Hollister Road, Suite 250
Houston, TX	77040

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (713) 934-3855

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     US Dataworks, Inc. (the “Company”) entered into a new employment agreement (“Agreement”) with Charles E. Ramey, the Company’s Chairman of the Board, Chief Executive Officer and President, effective May 23, 2006. The Agreement has a two year term with automatic renewal for successive one-year terms unless either the Company or Mr. Ramey gives timely notice of non renewal.
     Under the terms of his Agreement, Mr. Ramey will receive an annual base salary of $220,000. He is also entitled to receive 100,000 shares of restricted common stock of the Company that vest immediately. In addition, Mr. Ramey is entitled to receive an option to purchase 600,000 shares of the Company’s common stock under the Company’s Amended and Restated 2000 Stock Option Plan, as amended. The option vests as to 300,000 shares on May 22, 2007 and 300,000 shares on May 22, 2008. The Agreement provides that if Mr. Ramey is terminated, other than for cause, death or disability, or if he resigns within 10 days following a material reduction in his duties or a material reduction of compensation, in either case, within six months following a change in control, Mr. Ramey will be entitled to receive a lump sum payment equal to two times his annual base salary, any bonus earned but not paid and his stock options shall vest 100%, subject to compliance with certain ongoing obligations and the delivery of a release to the Company. The Agreement contains standard termination provisions for disability, death or cause, and contains non-compete, non-solicitation and confidentiality provisions that prohibit Mr. Ramey from disclosing certain information belonging to the Company.
     A copy of Mr. Ramey’s employment agreement is attached hereto as Exhibit 10.1. This summary is qualified by reference to that agreement.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits
10.1	Employment Agreement dated and effective as of May 23, 2006 by and between US Dataworks, Inc. and Charles E. Ramey.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date May 26, 2006	/s/ Charles E. Ramey
Charles E. Ramey
Chief Executive Officer

Index to Exhibits
(c)	Exhibits
10.1	Employment Agreement dated and effective as of May 23, 2006 by and between US Dataworks, Inc. and Charles E. Ramey.